EXHIBIT 4.1

                          Katz, Sapper & Miller, LLP
                  Certified Public Accounts and Consultants



July 31, 2002



Mr. Douglas May
Chief Financial Officer
Fortune Diversified Industries, Inc.
6809 Corporate Drive
Indianapolis, IN 46278


Dear Mr. May:

This is to confirm that the client-audit relationship between Fortune Diversified Industries, (Commission File Number 000-19049) and Katz, Sapper & miller, LLP has ceased


Sincerely,


/s/ Katz, Sapper & Miller, LLP

Katz, Sapper & Miller, LLP



C:  Office of the Chief Accountant
    SECPS Letter File
    Securities and Exchange Commission
    Mail Stop 9-5
    450 Fifth Street, N.W.
    Washington, D.C.  20549





















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